EXHIBIT 4

Form of Nominee Agreement

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, NY 10174

[Date]

Private & Confidential

[Mr./Ms. Nominee]

[Address Line 1]

[Address Line 2]

Dear [Mr./Ms. Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of an affiliate of Saba Capital Management, L.P. (the "Nominating Party"), to stand for election as a trustee or director, as applicable, of any of (i) BlackRock Capital Allocation Term Trust; (ii) BlackRock ESG Capital Allocation Term Trust; (iii) BlackRock California Municipal Income Trust; (iv) BlackRock Innovation and Growth Term Trust; (v) BlackRock Health Sciences Term Trust; (vi) BlackRock Science and Technology Term Trust; (vii) BlackRock MuniYield Pennsylvania Quality Fund; (viii) BlackRock MuniHoldings New York Quality Fund, Inc.; (ix) BlackRock New York Municipal Income Trust; and (x) BlackRock MuniYield New York Quality Fund, Inc. (collectively, the "Funds"), in connection with any proxy solicitations (the "Proxy Solicitations") to be conducted by the undersigned and certain other parties in respect of the 2024 annual meeting of shareholders of the Funds expected to be held on or about July 2024 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meetings") or appointment or election by other means.  You further agree to serve as a trustee or director, as applicable, of any of the Funds if so elected or appointed.  The undersigned agrees to pay all of the costs arising from the Proxy Solicitations (the "Proxy Related Costs").  For the avoidance of doubt, the undersigned shall not be obligated to pay any costs in connection with your role as a trustee or director, as applicable, of any of the Funds.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected or appointed, as a trustee or director, as applicable, of any of the Funds if such nominee later changes [his/her] mind and determines not to serve on the Slate or, if elected or appointed, as a trustee or director, as applicable, of any of the Funds.  Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected or appointed, as a trustee or director, as applicable, of any of the Funds.  In that regard, you will be supplied with a questionnaire (the "Questionnaire") in which you will provide the undersigned with information necessary for the Nominating Party to use in creating the proxy solicitation materials to be sent to shareholders of the Funds and filed with the Securities and Exchange Commission in connection with the Proxy Solicitations.

You agree that (i) you will promptly complete and sign the Questionnaire, and return a copy either to the person indicated in the Questionnaire or the individual who sends you the Questionnaire; (ii) your responses in the Questionnaire will be true, complete, and correct in all respects; and (iii) you will provide any additional information as may be reasonably requested by the undersigned.  In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a trustee or director, as applicable, of any of the Funds and, if elected or appointed, consent to serving as a trustee or director, as applicable, of any of the Funds. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Funds, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.  [Notwithstanding the foregoing, such information shall exclude your personal financial information except to the extent necessary either pursuant to any legal, regulatory, or similar obligations or in response to any questionnaire provided by any of the Funds.]1  Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you, and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith. You agree that the undersigned may use your name in any statement, filing, or other communication to the extent required by law or that is in accordance with applicable law and is reasonably required in connection with the Proxy Solicitations (including, without limitation, in its notice of nominations to the Funds, its proxy statement, and its proxy card in connection with the Proxy Solicitations).

You further agree that you will neither agree to serve nor agree to be nominated to stand for election by the Funds or any other shareholder of the Funds (other than the undersigned), as a trustee or director, as applicable, of any of the Funds without the prior approval of the undersigned.

In consideration of your agreement to serve on the Slate, in addition to the Proxy Related Costs, the undersigned, solely on behalf of the private funds and accounts that hold shares of the Funds (excluding, for the avoidance of doubt, any registered investment company advised by the Nominating Party), agree (severally but not jointly) that the undersigned will defend, indemnify, and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses, and disbursements (including, without limitation, attorneys' fees, costs, expenses, and disbursements) ("Losses") incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal thereof, (i) relating, solely, to your role as a nominee for trustee or director, as applicable, of any of the Funds on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitations.  For the avoidance of doubt, the undersigned, solely on behalf of the funds and accounts that hold the Funds, shall not be obligated to indemnify, defend, or hold you harmless from and against any Losses based upon, relating to, arising from, or in connection with your service as a trustee or director, as applicable, of any of the Funds.  Your right of indemnification hereunder shall continue after the Annual Meetings have taken place but only for events that occurred prior to the Annual Meetings and subsequent to the date hereof that are based upon, relating to, arising from, or in connection with the Proxy Solicitations.  Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any actions taken by you or on your behalf that occur (i) from the time you were first contacted by the undersigned up to and before the date hereof; (ii) subsequent to the conclusion of the Proxy Solicitations or such earlier time as you are no longer a nominee on the Slate; or (iii) while a trustee or director, as applicable, of any of the Funds, if you are elected or appointed. The indemnification to which you are entitled shall be reduced to the extent, if any, that the claim for indemnification is impacted by you (i) having been found [by a court]2 to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitations, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed either to be in or not opposed to the best interests of electing the Slate; (ii) having acted in a manner that constitutes gross negligence, bad faith, fraud, willful misconduct, intentional and material violations of law, criminal actions, or breach of the terms of this letter agreement; or (iii) having provided false or misleading information, or omitted material information, either in the Questionnaire or otherwise in connection with the Proxy Solicitations.  You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims.  In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned.  The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent.  The undersigned may not enter into any settlement of any claim without your consent unless such settlement includes (i) no admission of liability or guilt by you and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim.

1 The bracketed language was not present in all of the Nominee Agreements.

2 The bracketed language was not present in all of the Nominee Agreements.

Each of us recognizes that, should you be elected or appointed to the board of trustees or directors, as applicable, of any of the Funds, all of your activities and decisions as a trustee or director, as applicable, will be governed by applicable law and subject to your fiduciary duties, as applicable, to the applicable Funds and to the shareholders of the applicable Funds and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a trustee or director, as applicable, of any of the Funds.

This letter agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the last to occur of the 2024 annual meeting of shareholders (regardless of the outcome) for the Funds; (ii) your election or appointment to the board of trustees or directors, as applicable, of any of the Funds; or (iii) our communication to you of either our intent not to proceed with the Proxy Solicitations, not to include you in the Slate, or to no longer include you in the Slate[; provided, however, that the indemnification that you are entitled to under this letter agreement shall continue until the earlier to occur of either clause (i) or (ii) of this sentence.]3

This letter agreement sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified, or terminated except by a writing executed by the undersigned and you.  This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  This letter may be signed in counterparts each one of which is considered an original, but all of which constitute one and the same instrument.

3 The bracketed language was not present in all of the Nominee Agreements.

Each of us hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any litigation arising out of or relating to this letter, and waives any objection to the laying of venue of any litigation arising out of this letter in the courts of the State of New York or of the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

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Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

SABA CAPITAL MANAGEMENT, L.P.

By: ________________________________________

 Name:  Michael D'Angelo

 Title:    General Counsel

Agreed to and accepted as

of the date first written above:

By:  ___________________________

Name:  [Nominee]